SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12 (g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 001-14089

                              LANDCARE USA. INC.
                              ------------------
            (Exact name of registrant as specified in its charter)

         2603 AUGUSTA, SUITE 1300. HOUSTON, TX 77507, (713) 331-4220
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK PAR VALUE $0.01 PER SHARE

           (Title of each class of securities covered by this Form)

                                     N/A
(Titles of all other classes of securities for which a duty to File reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)    [ ]
                    Rule 12g-4(a)(l)(ii) [ ]      Rule 12h-3(b)(1)(ii)    [ ]
                    Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)     [ ]
                    Rule 12g4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                                  Rule l5d-6              [ ]

            Approximate number of holders of record as of the certification or notice date: 143

            Pursuant to the requirements of the Securities Exchange Act of 1934, LandCARE USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      DATE: March 18,  1999               BY:  /s/ WILLIAM F. MURDY
      -------------------------                --------------------------------
                                               William F. Murdy
                                               Chairman of the Board, President
                                               and Chief Executive Officer